GameTech Names Nick Greenwood as Vice-President Sales

RENO, Nev. (July 23, 2007) -- GameTech International, Inc. (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo equipment and bingo systems, today announced that Nick Greenwood had been named as Vice-President of Sales and Product Marketing. The appointment is effective Monday, July 30, 2007. Greenwood is a knowledgeable gaming executive with over 30 years of gaming industry experience.

Previously, Mr. Greenwood served as Vice President and General Manager for Bally Distributing were he introduced the Black Gold game, a high denominational game. As co-founder of Global Gaming, Greenwood successfully marketed and deployed the Silver Strike game. Greenwood also was Vice President of U.S. Sales and Product Development for Innovative Gaming Corporation of America (IGCA).

The announcement was made by GameTech President and CEO, Jay Meilstrup, who stated, “We are pleased to welcome Nick to our executive staff. His wealth of gaming experience will be important as we expand our markets and business. Nick will be focusing on growing revenue and satisfying the needs of GameTech as we grow our product line.”

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment. Under the Summit Gaming™ brand the company provides video lottery terminals and slot machine gaming devices. The company also provides other gaming related equipment and services. GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games. GameTech International, Inc. serves customers in 41 U. S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom, and Mexico. The company was incorporated in 1994 and is headquartered in Reno, Nevada.